Exhibit 10.1

SUMMARY PLAN DESCRIPTION

FOR

MAGELLAN MIDSTREAM HOLDINGS, L.P.

SEVERANCE PAY PLAN

(Effective January 1, 2004)

SUMMARY PLAN DESCRIPTION

FOR

MAGELLAN MIDSTREAM HOLDINGS, L.P.

SEVERANCE PAY PLAN

TABLE OF CONTENTS

Page
INTRODUCTION	1

HIGHLIGHTS	1

ELIGIBILITY	2

Termination of Employment Due to a Reduction in Force or Job Elimination	2
Termination of Employment Due to a Change in Control	4

SEVERANCE PAY BENEFITS	5

Notice	6
Integration With Plant Closing Law(s)	6
Other Benefit Plans	7
Paid Time Off	8
Rehired Employees	8

CLAIM REVIEW PROCEDURE	9

Initial Claim for Benefits	9
Review of Claim Denial	9
Exhaustion of Review Remedies	10
Effect of Plan Administrator’s Decision on Claims	10

TECHNICAL INFORMATION	10

PARTICIPATING COMPANIES	10

PLAN ADMINISTRATION	10

LEGAL AGENT	11

COMPANY LOCATION	11

PLAN AMENDMENT OR TERMINATION	11

RIGHT TO EMPLOYMENT	11

ERISA RIGHTS	1

i

INTRODUCTION

Magellan Midstream Holdings, L.P. (“Company”) provides a Severance Pay Plan (“Plan”) for eligible employees of the Company on the United States payroll who are terminated because of a reduction in force, job elimination or a change in control, as defined herein, of Magellan Midstream Holdings, L.P. The term “Company” whenever used herein shall include Magellan and each of its subsidiaries and affiliated companies that participate in the Plan. The term “Magellan” shall include only Magellan Midstream Holdings, L.P.

The summary of the Plan set out herein applies to eligible employees who are in the employ of the Company on or after January 1, 2004, the effective date of the most version of the Plan.

This general summary is designed to highlight the Plan’s most important provisions. This summary may not contain every detail of the Plan or its specific terms. You will not gain any new rights because of a misstatement in, or omission from, this summary or by operation of the Plan.

IF THERE IS ANY QUESTION OR CONFLICT BETWEEN WHAT IS SAID IN THIS SUMMARY AND THE LANGUAGE IN THE PLAN’S LEGAL DOCUMENT, THE LEGAL DOCUMENT WILL PREVAIL.

Contact the Human Resources Department if you want to receive a copy of the Plan’s legal document.

This summary is for your information. Neither this summary nor the benefits provided by the Plan is a promise of continued Company employment. Magellan may amend or terminate the Plan at any time without the consent of any eligible employee. If the Plan is amended or terminated, your benefits, if any, may be different than those summarized.

HIGHLIGHTS

•	If you are an eligible employee whose employment is terminated as a result of a reduction in force or job elimination, and you remain employed until your designated termination date, the Company may make a severance payment to you.

•	If you are an eligible employee whose employment is terminated voluntarily for good reason or involuntarily for other than performance reasons within two years after a change in control of Magellan, the Company may make a severance payment to you.

•	Severance payments will be made to you based on your length of service.

•	Severance payments will be paid to you in a lump sum subject to deductions required by law.

•	Severance payments are subject to your signing (and not revoking) a release of claims prepared by the Company or other form of release of claims that the Company may, in its discretion, require.

•	If you are eligible for severance payments under this Plan, your first three months of COBRA continuation health coverage may be purchased by you at active employee rates.

•	Severance payments under the Plan are provided solely by the Company.

•	If you receive an offer of employment for a comparable position with the Company or any affiliated company or with a successor company to any of such entities, you will not be eligible to receive benefits under this Plan.

•	If you accept an offer of employment with the Company or any affiliated company or with a successor company to any of such entities, even if the offer of employment is not considered comparable, you will not be eligible to receive benefits under this Plan.

•	If you receive severance payments from the Company under any other severance plan, program or agreement, you will not be eligible to receive benefits under this Plan.

ELIGIBILITY

You will receive severance pay only if your employment termination meets specific guidelines. To receive severance pay, you must be (1) an eligible employee whose employment terminated because of a reduction in force or job elimination, or (2) an eligible employee whose employment is terminated voluntarily for good reason or involuntarily for other than performance reasons within two years after a change in control of Magellan.

An eligible employee for purposes of the Plan is a regular full- or part-time employee on United States payroll. Employees covered by a collective bargaining agreement are not eligible to participate in the Plan unless the applicable collective bargaining agreement expressly provides for coverage by the Plan or the employees’ union bargains this Plan pursuant to bargaining obligations mandated by the National Labor Relations Act. Also excluded from participation in the Plan are nonresident aliens, seasonal employees, temporary employees, leased employees, independent contractors who are reclassified by a court or governmental agency as “employees” and employees with a written employment contract, unless the contract expressly provides for participation.

Termination of Employment Due to a Reduction in Force or Job Elimination

To receive severance pay benefits due to a reduction in force or job elimination, your employment must be terminated because of a designated reduction in force or a job elimination. If you are terminated from employment and your job is eliminated, you will not receive severance pay unless the officer of the Company administering this Plan, or his/her designee, approves the reduction in force or job elimination and you are notified in writing that your employment is being terminated because of a reduction in force or job elimination. If your employment is terminated, you will not receive severance if you accept an offer of employment with the Company or any affiliated company or with a successor company to any of such entities, even if the position is not considered comparable.

If you are given advance notice of a reduction in force or job elimination, you must remain in employment until the designated termination date in order to receive severance pay. Severance pay may be paid if you leave prior to the designated termination date only if your early departure will not have an adverse effect on the activities of the department or Company and is approved in advance in writing by your Vice President and Director of the Human Resources Department.

Even if you meet the above requirements, you will not be entitled to severance pay under the Plan if you:

•	Are discharged for unsatisfactory performance, including but not limited to, failure to adequately perform job responsibilities, poor attendance, violation of Company policy or practice or acts of dishonesty;

•	Voluntarily resign for any reason, including retiring, prior to your scheduled termination date (this does not preclude you from retiring concurrent with your termination date);

•	Accept any benefits under an incentive retirement plan established for the purpose of encouraging eligible employees to terminate employment within a specified time period;

•	Are on educational or personal leave at the time you are notified that your employment is being terminated because of a reduction in force or job elimination;

•	Are transferred or receive an offer of employment for a comparable position within the Company or an affiliated company. A position will be deemed “comparable” if the position provides a total base salary and bonus target on the termination date at least equal to 90% of such eligible employee’s total base salary and bonus target as it existed on the termination date. Such a position includes any position within the Company or any affiliate of any of them, regardless of whether such position requires the participant to transfer to a different work location, but only so long as the location of your principal place of employment is not more than 50 miles from the location you were employed prior to the termination date;

•	Have an employment contract that contains severance provisions not provided by this Plan;

•	Receive an offer of comparable employment with a successor company, an affiliate of such a company or entity after a corporate rearrangement, total or partial merger, acquisition, sale or other transaction. A position will be deemed “comparable” if the position provides a total base salary and bonus target on the termination date at least equal to 90% of such participant’s total base salary and bonus target as it existed on the termination date. Such a position includes any position with a successor company or an affiliate of such a company or entity, regardless of whether such position requires the participant to transfer to a different work location, but only so long as the location of your principal place of employment is not more than 50 miles from the location you were employed prior to the termination date;

•	Accept an offer of employment with the Company or with a successor company, an affiliate of such a company or entity after a corporate rearrangement, total or partial merger, acquisition, sale, or other transaction, even if the offer of employment is not for a comparable position;

•	Establish employment with the Company within six months after it has been acquired by another company;

•	Die before your established termination date;

•	Receive a severance pay benefit from the Company or any affiliated company under any other severance plan, program or agreement;

•	Are receiving short-term disability benefits at the time of termination of employment due to a reduction in force or job elimination unless you are released to return to work within the initial six-month period of short-term disability and the officer of Magellan administering this Plan, or his/her designee, approves eligibility for severance upon release to return to work in his/her sole discretion; or

•	Fail to sign and return a release of claims or revoke such a release of claims after signing it.

Termination of Employment Due to a Change in Control

To receive severance pay benefits due to a change in control of Magellan Midstream Holdings, L.P. (hereinafter “Magellan”), your employment must be terminated voluntarily for good reason or involuntarily for other than performance reasons within two years after a change in control of Magellan.

A “Change in Control” shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Magellan Midstream Partners, L.P. or of Magellan to any person or its affiliates other than Magellan Midstream Management, LLC; (ii) the consolidation, reorganization, merger, or other transaction pursuant to which more than 50% of the combined voting power of the outstanding equity interest of Magellan ceases to be owned by Magellan Midstream Management, LLC and its affiliates; or (iii) the general partner of Magellan Midstream Partners, L.P. ceases to be an affiliate of Magellan Midstream Management, LLC.

Voluntary termination of employment for “good reason” occurs if you voluntarily terminate your employment with the Company within two years after a change in control of Magellan because of a reduction of more than 10% in your base salary or incentive compensation opportunities after the change in control, or a requirement that you transfer the location of your principal place of employment more than 50 miles from the location you were employed immediately prior to the change in control.

Even if you meet the above requirements, you will not be entitled to severance pay under the Plan if you:

•	Are discharged for unsatisfactory performance, including but not limited to, failure to adequately perform job responsibilities, poor attendance, violation of Company policy or practice or acts of dishonesty;

•	Retire under the terms of a Company retirement plan;

•	Accept any benefits under an incentive retirement plan established for the purpose of encouraging eligible employees to terminate employment within a specified time period;

•	Are on educational or personal leave at the time you are notified that your employment is being terminated because of a reduction in force or job elimination;

•	Have an employment contract that contains severance provisions not provided by this Plan;

•	Are terminated due to the sale of a business after the change in control and are offered employment in a comparable position with the successor company. A position will be deemed “comparable” if the position provides for a base salary and bonus target at least equal to 90% of such participant’s total base salary and bonus target as it existed on the termination date. Such a position includes any position within the successor company, a participating company or any affiliate of any of them, regardless of whether such position requires the participant to transfer to a different work location, but only so long as the location of your principal place of employment is not more than 50 miles from the location you were employed prior to the termination date;

•	Die before your established termination date;

•	Receive a severance pay benefit from the Company or any affiliated company under any other severance plan, program or agreement;

•	Are receiving short-term disability benefits at the time of a change in control unless you are released to return to work within the initial six-month period of short-term disability and the officer of the Company administering this Plan, or his/her designee, approves eligibility for severance upon release to return to work in his/her sole discretion; or

•	Fail to sign and return a release of claims or revoke such a release of claims after signing it.

SEVERANCE PAY BENEFITS

Subject to your signing (and not revoking) a release of claims and an agreement regarding protection of confidential information and business reputation and transition of business prepared by Magellan and as posted on the Magellan Employee Intranet, the amount of severance pay you receive will be based on your length of employment service with the Company, as set by your latest hire or rehire date. These releases of claims and agreements are incorporated into the Summary Description and the Plan. If you become entitled to severance benefits under the Plan due to a reduction in force or job elimination, you will receive two weeks of severance pay for each full, completed year of your employment service with the Company, with a minimum of six (6) weeks and a maximum of fifty-two (52) weeks of severance pay. Only full years of employment service will be counted in setting the amount of severance pay. If you have less than one full, completed year of employment service with the Company and you are otherwise eligible for benefits under this Plan, you will receive two weeks of severance pay. The Company will recognize years of employment service with The Williams Companies, Inc. and its affiliates in calculating your length of employment service with the Company. The Plan Administrator will make all determinations regarding whether an employer is an affiliate of The Williams Companies, Inc.

If you become entitled to severance benefits under the Plan due to a change in control of Magellan, you will receive two weeks of severance pay for each full, completed year of your employment service with the Company, with a minimum of twelve (12) weeks of severance pay and a maximum of fifty-two (52) weeks of severance pay. Only full years of employment service will be counted in setting the amount of severance pay. If you have less than one full, completed year of employment service with the Company and you are otherwise eligible for benefits under this Plan, you will receive two weeks of severance pay.

Your weekly severance pay shall be determined by reference to your regular, normal workweek base wage, as determined by the Plan Administrator, on the date of employment termination. Your regular, normal workweek base wage is your total weekly salary or wages, including any salary deferral contributions you make to the Company’s defined contribution and deferred compensation plans, and salary deferral contributions made to any cafeteria or flexible benefit plan maintained by the Company. Unless otherwise determined by the Plan Administrator, your regular, normal workweek base wage does not include bonuses, overtime, commissions, cost of living pay, housing pay, relocation pay, other taxable fringe benefits and extraordinary compensation. Severance pay will be equal to the number of weeks of severance pay granted according to the above formula multiplied by your regular, normal workweek base wage, as described above.

Your length of employment service with the Company may or may not include service with any predecessor company. Service with a predecessor company may be included to the extent that the Plan Administrator determines that such employment service be included and notifies you that part or all of your service with any predecessor company will be counted. The Plan Administrator’s determination, in its discretion, of the years of employment service completed and the weeks of severance pay granted will be final and binding on all persons.

Severance pay benefits will be paid to you in a lump sum, subject to deductions required by law which include, by example and not by limitation, applicable employment and income taxes.

Notice

If a federal, state or local law does not require the Company, as an employer, to make a payment to you or provide a specified period of notice related to your involuntary termination from employment, or pursuant to a plant closing law, and you are terminated because of a reduction in force or job elimination, the Company generally will give you at least two weeks notice prior to your termination. If less than two weeks notice is provided by the Company, you will receive, in addition to the severance benefits described above, an amount of severance pay equal to your regular base wage for your normal work week, multiplied by two, less the amount of your regular base wage paid over the period for which notice was given.

Integration With Plant Closing Law(s)

To the extent the Company makes a payment to you in connection with your involuntary termination from employment, because of a federal, state or local plant closing law, the benefit payable under this Plan shall be reduced by the amount of all such payments. The federal plant closing law (Worker Adjustment and Retraining Notification Act) requires that notice be given under certain circumstances to certain employees that the Company will terminate their employment. If you are covered by this Plan and you are also entitled to a notice pursuant to federal, state or local plant closing law, then the period for which severance pay under this Plan is payable shall be reduced for each week for which notice is required to be given to you, but only to the extent that you remain on active payroll beyond the Company’s preferred termination date.

Other Benefit Plans

If you are entitled to receive severance pay, you may be eligible to continue participation in certain other benefits as well. However, continuation in various Company plans is subject to terms and conditions of the applicable plan documents or insurance contracts in effect on the date of your termination. Each of these plans and contracts may be changed as provided by the terms of such plans.

When you terminate employment, you may elect to convert your group term life and dependent life insurance (spouse, child or both) to individual policies. If you choose to convert your life insurance benefits to individual policies, contact the Human Resources Department and make application within 31 days of your termination. Your group participation in these life insurance plans will end on the last day of the month in which your employment is terminated.

Your participation in Company medical and dental plans will end on the last day of the month in which your employment is terminated. You have the option to continue your medical and dental coverage for up to 18 months under COBRA. If you elect COBRA continuation coverage, your premiums for COBRA will be limited to the active employee rate for the first three months of coverage. At the end of such period, you will be required to pay the full cost under COBRA for the remainder of the 18-month period. To be eligible for this option, you must have elected COBRA continuation coverage within the period of time allowed for making a COBRA election. You and your dependents will be notified by the COBRA Administrator of the opportunity to elect the COBRA continuation coverage. Participation in such plans will generally cease on the date you or your dependents become covered under any other health plan which does not exclude coverage for pre-existing conditions you or your dependents may have. The full cost of COBRA coverage is explained in the Continuation Coverage (COBRA) section in the Medical Plan and the Dental Plan Summary Plan Descriptions.

If you are age 50 at the time of the termination of employment due to a reduction in force or job elimination and you would otherwise meet eligibility requirements for continuation of medical benefits under the Retiree Medical Program, such termination of employment will not change your eligibility for Retiree Medical coverage effective upon the attainment of age 55. You will have 30 days from the date of your 55th birthday to contact the Company regarding your desire to commence your Retiree Medical benefits. If you fail to notify the Company within 30 days of your 55th birthday, your opportunity to enroll in Retiree Medical will end.

Your participation in any Flexible Spending Account ends on the last day of the month in which your employment terminates. Participation in the Dependent Care Flexible Spending Account

cannot be continued. You may be eligible to continue participation in the Health Care Flexible Spending Account for a limited time under COBRA. Participation under COBRA is on an after-tax basis. You and your dependents will be notified by the COBRA Administrator of the opportunity to elect the COBRA continuation coverage.

Participation in all other plans will end on the date of your employment termination. The payment of any vested benefits in the Company’s retirement plans will be made in accordance with the respective plans’ terms.

You should schedule an exit interview to discuss these matters with your Human Resources Department at the time of your termination.

Paid Time Off

You will receive a single, lump sum payment for unused PTO time you have earned in accordance with the Company’s PTO policy.

Rehired Employees

If you are rehired by the Company after you receive severance pay due to a reduction in force or job elimination, you will be entitled to keep that portion of your severance pay equal to your regular, normal workweek base wage prior to your employment termination multiplied times the number of weeks and/or fraction of weeks between your termination date and the rehire date. Any remainder must be either returned to the Company upon your rehire or it will be deducted from your pay as “overpaid wages.”

If you are rehired within the same calendar year in which your employment was terminated because of a reduction in force or job elimination and you received payment for PTO earned but not taken, you may either retain the payment and forfeit the PTO time for which you were eligible prior to your employment termination, or you may return to the Company the amount you received and reinstate PTO time for which you were eligible prior to termination.

If your employment ends because of a reduction in force or job elimination and you are rehired by the Company, your years of service with the Company prior to such termination will be counted in determining your PTO benefits eligibility in future years. Applicable PTO time on rehire will be determined in accordance with the Company’s PTO policy.

Prior years of service also will be counted for purposes of determining benefits under the short-term disability plan for employees who are rehired after being terminated due to a reduction in force or job elimination.

If your employment ends because of a reduction in force or job elimination and you are rehired by the Company within 12 months of your termination date, your years of service with the Company prior to such termination will be counted in determining your years of service for purposes of determining the amount of your severance pay benefit in the event you should again become eligible for severance pay.

CLAIM REVIEW PROCEDURE

Initial Claim for Benefits

In order to claim benefits under this Plan, the claimant must be an eligible employee. Unless the Company automatically pays severance benefits otherwise, a written claim must be filed within 90 days of the date upon which the claimant first knew (or should have known) of the facts upon which the claim for benefits is based. The claims review procedure described in this section shall apply to all claims any person has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant, in substance, all relief reasonably being sought by the claimant. You will have no right to seek review of a denial of benefits under the Plan prior to having filed a claim for benefits. The Plan Administrator shall have the power, including, without limitation, discretionary power, to make all determinations that the Plan requires for its administration, and to construe and interpret the Plan whenever necessary to carry out its intent and purpose and to facilitate its administration, including, but not by way of limitation, the discretion to grant or to deny claims for benefits under the Plan. All such rules, regulations, determinations, constructions and interpretations made by the Plan Administrator shall be conclusive and binding.

You will be notified of your claim’s approval or denial within 90 days after the receipt of such claim unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to you prior to termination of the initial 90-day period which will specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date will not be later than 180 days after the date of which the claim was filed). You will be given a written notice as to whether the claim is granted or denied, in whole or in part. If you do not receive a written notice within the time periods stated above, your claim will be deemed denied. If the claim is denied, in whole or in part, you will be given written notice that will contain: 1) the specific reasons for the denial, 2) reference(s) to pertinent Plan provisions upon which the denial is based, 3) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and 4) notice of your right to seek a review of the denial.

Review of Claim Denial

If your claim is denied, in whole or in part, you will have the right to request that the Plan Administrator (or its designate), review the denial, provided you file a written request for review with the Plan Administrator within 60 days after the date on which you received written notification of the denial. You (or your duly authorized representative) may review pertinent documents and submit issues and comments in writing to the Plan Administrator. Within 60 days after a request for review is received, the review will be made and you will be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case you will be given a written notification within such initial 60-day period specifying the reasons for the extension and when such review will be completed (provided that such review will be completed within 120 days after the date on which the request for review was filed).

The decision on review will be forwarded to you in writing and will include specific reasons for the decision and references to Plan provisions upon which the decision is based.

Exhaustion of Review Remedies

You must properly file a claim for benefits, and request a review of any complete or partial denial, prior to seeking a review of your claim for benefits in a court of law. A decision on a Review of Claim Denial (see preceding paragraph) will be the final decision of the Plan Administrator. After this final decision is provided by the Plan Administrator, you may seek judicial remedies in accordance with your rights under the Employee Retirement Income Security Act of 1974 (ERISA). See the ERISA Information section in LiveLink on the Company intranet.

Effect of Plan Administrator’s Decision on Claims

The Plan Administrator will have the power, including, without limitation, discretionary power, to make all determinations that the Plan requires for its administration, and to construe and interpret the Plan whenever necessary to carry out its intent and purpose and to facilitate its administration, including, but not by way of limitation, the discretion to grant or to deny claims for benefits under the Plan. All such rules, regulations, determinations, constructions and interpretations made by the Plan Administrator will be conclusive and binding.

TECHNICAL INFORMATION

The Plan is a welfare benefit plan providing benefits from the general assets of the Company. Magellan Midstream Holdings, L.P. is the Plan Sponsor. For identification purposes, the Plan Sponsor has assigned to the Plan number 506. The employer identification number for Magellan Midstream Holdings, L.P. is 20-0019312.

PARTICIPATING COMPANIES

Magellan Midstream Holdings, L.P. offers participation in the Plan to certain of its subsidiaries. Participants and beneficiaries may receive from the Plan Sponsor, upon written request, information as to whether a particular subsidiary participates in the Plan and, if so, such subsidiary’s address.

PLAN ADMINISTRATION

The administration and operation of the Plan is directed by a Benefits Committee appointed by the Chairman of Magellan Midstream Holdings, L.P. The Benefits Committee is the Plan Administrator. The Plan Administrator has the authority to interpret the Plan, manage its operation and determine all questions arising in the administration, interpretation and application of the Plan. The Benefits Committee does not receive any form of compensation from the Plan.

LEGAL AGENT

The agent for legal service is:

Benefits Committee

Magellan Midstream Holdings, L.P. Severance Pay Plan

c/o Magellan Midstream Holdings, L.P.

One Williams Center, 28-4

P.O. Box 22186

Tulsa, OK 74121-2186

(918) 574-7000

COMPANY LOCATION

The address of the Company’s executive offices is:

One Williams Center

Tulsa, OK 74172

PLAN AMENDMENT OR TERMINATION

The Plan Sponsor reserves the right to amend, modify or terminate the Plan at any time without notice or further obligation to any employee or any other person entitled to receive benefits, if any, under the Plan. The Plan Sponsor also reserves the right to make any modifications or amendments to the Plan that are necessary or appropriate to qualify or maintain the Plan so that it satisfies the applicable provisions of the Internal Revenue Code and ERISA.

Nothing contained in the Plan or this summary will be construed to constitute a contract to provide benefits.

RIGHT TO EMPLOYMENT

The Company reserves the right to discharge any employee and to pay such employee only the benefits, if any, to which he/she is entitled under Plan terms. The Plan is not an employment contract and does not give any employee any right to be retained in the service of the Company.

ERISA RIGHTS

Employee Retirement Income Security Act of 1974 (ERISA) Rights

Participants in the Magellan Midstream Holdings, L.P. Severance Pay Plan have certain rights and protections under the Employee Retirement Income Security Act of 1974 as amended (ERISA). ERISA provides that all Plan participants shall be entitled to:

1.	Examine without charge at the Plan Administrator’s office and at other specified locations, all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and Plan descriptions.

2.	Obtain copies of all Plan documents and other Plan information applicable to such Plan participants upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

3.	Receive a summary of the Plan’s annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the claim reviewed and reconsidered.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

The Plan is an employee welfare benefit plan within the meaning of ERISA.